Exhibit 99.2
CONSOLIDATED BALANCE SHEETS

(In thousands)	As of December 31,
	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$542,655	$624,018
Accounts receivable, net of allowance of $41,350 in 2011 and $49,032 in 2010	702,091	729,471
Prepaid expenses	132,510	100,391
Other current assets	76,472	96,613
Total Current Assets	1,453,728	1,550,493

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,950,437	2,007,399
Other property, plant and equipment, net	296,273	290,325

INTANGIBLE ASSETS
Definite-lived intangibles, net	618,526	705,218
Indefinite-lived intangibles – permits	1,105,704	1,114,413
Goodwill	857,193	862,242

OTHER ASSETS
Due from Clear Channel Communications	656,040	383,778
Other assets	150,284	162,697
Total Assets	$7,088,185	$7,076,565
CURRENT LIABILITIES
Accounts payable	$108,231	$100,540
Accrued expenses	498,966	523,045
Deferred income	89,980	100,675
Current portion of long-term debt	23,806	41,676
Total Current Liabilities	720,983	765,936

Long-term debt	2,522,103	2,522,133
Other long-term liabilities	281,940	251,873
Deferred tax liability	822,932	828,568
Commitments and contingent liabilities (Note 7)

SHAREHOLDERS’ EQUITY
Noncontrolling interest	231,530	209,794
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value, 750,000,000 shares authorized, 41,138,735 and 40,886,923 shares issued in 2011 and 2010, respectively	411	408
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	6,684,497	6,677,146
Retained deficit	(3,931,403)	(3,974,349)
Accumulated other comprehensive loss	(246,988)	(207,439)
Cost of shares (109,755 in 2011 and 84,896 in 2010) held in treasury	(970)	(655)
Total Shareholders’ Equity	2,740,227	2,708,055

Total Liabilities and Shareholders’ Equity	$7,088,185	$7,076,565
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)	Years Ended December 31,
	2011	2010	2009
Revenue	$3,003,874	$2,797,994	$2,698,024
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,638,801	1,559,972	1,625,083
Selling, general and administrative expenses (excludes depreciation and amortization)	540,872	494,656	484,404
Corporate expenses (excludes depreciation and amortization)	90,205	107,596	65,247
Depreciation and amortization	432,035	413,588	439,647
Impairment charges	7,614	11,493	890,737
Other operating income (expense) — net	8,591	(23,753)	(8,231)
Operating income (loss)	302,938	186,936	(815,325)
Interest expense	242,435	239,453	154,919
Interest income on Due from Clear Channel Communications	45,459	19,460	724
Loss on marketable securities	(4,827)	(6,490)	(11,315)
Equity in earnings (loss) of nonconsolidated affiliates	6,029	(9,936)	(31,442)
Other expense— net	(649)	(5,335)	(9,368)
Income (loss) before income taxes	106,515	(54,818)	(1,021,645)
Income tax benefit (expense)	(43,296)	(21,599)	149,110
Consolidated net income (loss)	63,219	(76,417)	(872,535)
Less amount attributable to noncontrolling interest	20,273	11,106	(4,346)
Net income (loss) attributable to the Company	42,946	(87,523)	(868,189)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(29,801)	16,237	118,632
Foreign currency reclassification adjustment	—	3,437	(523)
Unrealized loss on marketable securities	(4,834)	(7,809)	(9,971)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	3,787	6,490	11,315
Other comprehensive income (loss)	(30,848)	18,355	119,453
Comprehensive income (loss)	$12,098	$(69,168)	$(748,736)
Less amount attributable to noncontrolling interest	8,918	7,617	8,050
Comprehensive income (loss) attributable to the Company	$3,180	$(76,785)	$(756,786)

Net income (loss) per common share:
Basic	$0.11	$(0.26)	$(2.46)
Weighted average common shares outstanding	355,907	355,568	355,377
Diluted	$0.11	$(0.26)	$(2.46)
Weighted average common shares outstanding	356,528	355,568	355,377

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY

(In thousands, except share data)				Controlling Interest
	Class A Common Shares Issued	Class B Common Shares Issued	Non-controlling Interest	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balances at December 31, 2008	40,705,638	315,000,000	$211,813	$3,557	$6,676,714	$(3,018,637)	$(329,580)	$(44)	$3,543,823
Net loss			(4,346)			(868,189)			(872,535)
Exercise of stock options and other	135,913							(110)	(110)
Acquisitions			(3,380)		(9,720)				(13,100)
Share-based payments					12,104				12,104
Other			(18,407)		(9,851)				(28,258)
Other comprehensive income			8,050				111,403		119,453
Balances at December 31, 2009	40,841,551	315,000,000	193,730	3,557	6,669,247	(3,886,826)	(218,177)	(154)	2,761,377
Net income (loss)			11,106			(87,523)			(76,417)
Exercise of stock options and other	45,372			1				(501)	(500)
Share-based payments					12,337				12,337
Other			(2,659)		(4,438)				(7,097)
Other comprehensive income			7,617				10,738		18,355
Balances at December 31, 2010	40,886,923	315,000,000	$209,794	$3,558	$6,677,146	$(3,974,349)	$(207,439)	$(655)	$2,708,055
Net income			20,273			42,946			63,219
Exercise of stock options and other	251,812			3				(315)	(312)
Share-based payments					10,913				10,913
Other			(7,455)		(3,562)		217		(10,800)
Other comprehensive income (loss)			8,918				(39,766)		(30,848)
Balances at December 31, 2011	41,138,735	315,000,000	$231,530	$3,561	$6,684,497	$(3,931,403)	$(246,988)	$(970)	$2,740,227

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2011	2010		2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$63,219		$(76,417)	$(872,535)

Reconciling Items:
Impairment charges	7,614		11,493	890,737
Depreciation and amortization	432,035		413,588	439,647
Deferred taxes	(1,393)		(14,362)	(132,341)
Provision for doubtful accounts	5,977		8,868	17,580
Share-based compensation	10,913		12,337	12,104
(Gain) loss on sale of operating and fixed assets	(8,591)		23,753	8,231
Loss on marketable securities	4,827		6,490	11,315
Other reconciling items – net	2,324		25,508	37,099
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	15,829		(47,113)	68,002
Decrease in Federal income taxes receivable	—		50,958	—
Increase (decrease) in accrued expenses	(35,302)		45,603	8,664
Increase in accounts payable and other liabilities	48,911		5,120	3,093
Decrease in deferred income	(10,212)		(7,045)	(1,987)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(18,933)		66,436	(48,345)
Net cash provided by operating activities	517,218		525,217	441,264

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(291,050)		(195,273)	(175,953)
Proceeds from disposal of assets	12,883		7,753	18,144
Purchases of other operating assets	(14,794)		(1,841)	(4,933)
Purchases of businesses	(13,179)		—	—
Change in other – net	7,206		(9,344)	(122)
Net cash used for investing activities	(298,934)		(198,705)	(162,864)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	—		4,670	7,125
Payments on credit facilities	(4,151)		(47,095)	(3,364)
Proceeds from long-term debt	5,012		6,844	2,500,000
Payments on long-term debt	(20,099)		(13,212)	(2,505,913)
Net transfers (to) from Clear Channel Communications	(272,262)		(260,470)	319,401
Deferred financing charges	—		—	(60,330)
Purchases of noncontrolling interests	(4,682)		—	(25,153)
Change in other, net	(2,562)		(5,200)	(110)
Net cash provided by (used for) financing activities	(298,744)		(314,463)	231,656

Effect of exchange rate changes on cash	(903)		2,533	4,568

Net increase (decrease) in cash and cash equivalents	(81,363)		14,582	514,624

Cash and cash equivalents at beginning of year	624,018		609,436	94,812
Cash and cash equivalents at end of year	$542,655		$624,018	$609,436

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$233,979		$235,101	$154,027
Cash paid during the year for income taxes	$37,777	$	―	$26,543

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally.  On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold.  Prior to the IPO, the Company was an indirect wholly-owned subsidiary of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media and entertainment company.  As of December 31, 2011, Clear Channel Communications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 1,553,971 shares of Class A common stock, collectively representing approximately 89% of the shares outstanding and approximately 99% of the voting power.  The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share.  The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Recent Developments

Effective during the first quarter of 2012, and in connection with the appointment of the Company’s new chief executive officer, the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International segment. As a result, the operations of Latin America are no longer reflected within the Company’s Americas segment and are currently included in the results of its International segment. These changes have been reflected in the Company’s segment reporting beginning in the first quarter of 2012.   Historical segment reporting for the years ending December 31, 2011, 2010 and 2009 has been recast to reflect the new organizational structure that became effective during the first quarter of 2012.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays.  The Company has two reportable business segments: Americas and International.  The Americas segment primarily includes operations in the United States and Canada; the International segment primarily includes operations in Europe, Asia, Australia and Latin America.

Clear Channel Communications’ Merger

On July 30, 2008, Clear Channel Communications completed its merger with a subsidiary of CC Media Holdings, Inc. (“CC Media Holdings”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”).  Clear Channel Communications is now owned indirectly by CC Media Holdings.  The purchase price was approximately $23.0 billion, including $94.0 million in capitalized transaction costs.  The merger was accounted for as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions.  ASC 805-50-S99-1 requires the application of push down accounting in situations where the ownership of an entity has changed.  As a result, the post-merger financial statements of the Company reflect the new basis of accounting.

Agreements with Clear Channel Communications

There are several agreements which govern the Company’s relationship with Clear Channel Communications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement and Tax Matters Agreement.  Clear Channel Communications has the right to terminate these agreements in various circumstances.  As of the date of the filing of this report, no notice of termination of any of these agreements has been received from Clear Channel Communications.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel Communications’ Revolving Credit Facility

Clear Channel Communications’ $1.9 billion revolving credit facility has a maturity in July 2014 and includes a $145.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that at any time are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  As of December 31, 2011, the Company had no outstanding borrowings under the $145.0 million sub-limit facility.  Clear Channel Communications had borrowed the entire sub-limit capacity as of December 31, 2011.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting.  All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2011 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting.  The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values.  The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

No impairments of property, plant and equipment were recognized during 2011. The Company impaired outdoor advertising structures in its Americas segment by $4.0 million during 2010. During 2009, the Company recorded a $21.0 million impairment to street furniture tangible assets in its International segment.

Land Leases and Other Structure Licenses

Most of the Company’s advertising structures are located on leased land.  Americas land leases are typically paid in advance for periods ranging from one to 12 months.  International land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most International street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets and Goodwill

Definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost.

The Company tests for possible impairment of definite-lived intangible assets whenever events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

No impairments of definite-lived intangible assets were recognized during 2011. The Company impaired certain definite-lived intangible assets related to one airport contract in its Americas segment by $0.5 million during 2010.  During 2009, the Company impaired definite-lived intangible assets related to certain street furniture and billboard contract intangible assets in its Americas and International segments by $55.3 million.

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually.  The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting, LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

The Company performed its annual impairment test on its indefinite-lived intangible assets as of October 1, 2011, which resulted in a non-cash impairment charge of $6.5 million related to permits in one specific market.

The Company performed impairment tests during 2010 and 2009, which resulted in non-cash impairment charges of $4.8 million and $345.4 million, respectively, related to its indefinite-lived permits.  See Note 2 for further discussion.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  Beginning with its annual impairment testing in the fourth quarter of 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  The Company has identified its reporting units in accordance with ASC 350-20-55.  The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit, and that each country in its International segment constitutes a separate reporting unit.

If, after the qualitative approach, further testing is required, the Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International segments for 2011, which is further discussed in Note 2.

The Company performed its annual goodwill impairment test as of October 1, 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International segment. See Note 2 for further discussion.

The Company performed impairment tests during 2009 and recognized non-cash impairment charges of $419.5 million. See Note 2 for further discussion.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

No non-cash impairment charges of nonconsolidated affiliates were recognized during 2011. For 2010 and 2009, the Company recorded non-cash impairment charges of $8.3 million and $22.9 million, respectively, related to certain equity investments in its International segment.

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ equity.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2011 and 2010 and recorded non-cash impairment charges of $4.8 million and $6.5 million, respectively, during each of these years.  Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2011 and 2010.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition.  The Company’s asset retirement obligation is reported in “Other long-term liabilities.”  The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred.  When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount.  Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by CC Media Holdings.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly.  Revenue for advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations.  Payments received in advance of being earned are recorded as deferred income.

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $14.7 million, $12.0 million and $11.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period.  For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.  If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this ASU to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are to be applied prospectively for interim and annual periods beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-04 to have a material effect on its financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The changes apply for interim and annual financial statements and should be applied retrospectively, effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company currently complies with the provisions of this ASU by presenting the components of comprehensive income in a single continuous financial statement within its consolidated statement of operations for both interim and annual periods.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company early adopted the provisions of this ASU as of October 1, 2011 with no material impact to its financial position or results of operations.  Please refer to Note 2 for additional discussion.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  The ASU defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement in response to requests from some investors for greater clarity about the impact of reclassification adjustments on net income.  The guidance in ASU 2011-05 called for reclassification adjustments from other comprehensive income to be measured and presented by income statement line item in net income and also in other comprehensive income. All other requirements in ASU 2011-05 are not affected by this Update.  The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the provisions of ASU 2011-12 to have a material effect on its financial position or results of operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 — PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2011 and 2010, respectively:

(In thousands)	December 31, 2011	December 31, 2010
Land, buildings and improvements	$204,543	$206,355
Structures	2,783,434	2,623,561
Furniture and other equipment	111,481	86,417
Construction in progress	57,504	53,550
	3,156,962	2,969,883
Less accumulated depreciation	910,252	672,159
Property, plant and equipment, net	$2,246,710	$2,297,724

Definite-lived Intangible Assets

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2011 and 2010, respectively:

(In thousands)	December 31, 2011		December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other contractual rights	$773,238	$329,563	$789,867	$256,685
Other	176,779	1,928	173,549	1,513
Total	$950,017	$331,491	$963,416	$258,198

Total amortization expense related to definite-lived intangible assets was $101.7 million, $104.8 million and $101.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2012	$79,958
2013	73,413
2014	65,410
2015	46,799
2016	38,916

Indefinite-lived Intangible Assets and Goodwill

The Company’s indefinite-lived intangible assets consist primarily of billboard permits in its Americas segment.  The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International segment.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average billboard permit within a market.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

The aggregate fair value of the Company’s permits on October 1, 2011 and 2010 increased approximately 12% and 58% from the fair value at October 1, 2010 and 2009, respectively.  The increase in fair value resulted primarily from improvements to general market conditions leading to increased advertising spending and higher revenues for the industry.

During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market.  During 2010, although the aggregate fair value of billboard permits increased, certain markets experienced continuing declines.  As a result, impairment charges were recorded in 2010 for billboard permits of $4.8 million.

Interim Impairments to Billboard Permits

The Company performed an interim impairment tests on its billboard permits as of June 30, 2009 as a result of the poor economic environment during the period.  In determining the fair value of the Company’s billboard permits, the following key assumptions were used:

▪	Industry revenue growth of negative 16% during the one year build-up period;
▪
Cost structure reached a normalized level over a three year period and the operating margins gradually grew over that period to the industry average margins of 45%.  The margin in year three was the lower of the industry average margin or the actual margin for the market;

▪	Industry average revenue growth of 3% beyond the discrete build-up projection; and
▪	A discount rate of 10%.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008.  Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test.  These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value.  As a result, the Company recognized a non-cash impairment charge at June 30, 2009 in all but five of its markets in the United States and Canada, which totaled $345.4 million.

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s advertising markets are components.  The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas segment, Canada constitutes a separate reporting unit, and that each country in its International segment constitutes a separate reporting unit.

Beginning with its annual impairment testing in the fourth quarter of 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for all of the reporting units within its Americas segment.  Further testing was required for four countries within its International segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International segment.

The fair value of the Company’s reporting units on October 1, 2010 increased from the fair value at October 1, 2009.  The increase in the fair value of the Company’s Americas reporting unit was primarily the result of a $638.6 million increase related to forecast revenues and operating margins.  As a result of increase in fair value across the Company’s Americas reporting unit, no goodwill impairment was recognized in this segment. Within the Company’s International segment, one country experienced a decline in fair value which resulted in a $2.1 million non-cash impairment to goodwill recorded for the year ended December 31, 2010.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Americas	International	Total
Balance as of December 31, 2009	$571,932	$289,660	$861,592
Foreign currency translation	—	3,584	3,584
Impairment	—	(2,142)	(2,142)
Adjustments	—	(792)	(792)
Balance as of December 31, 2010	$571,932	$290,310	$862,242
Foreign currency translation	—	(6,898)	(6,898)
Impairment	—	(1,146)	(1,146)
Acquisitions	—	2,995	2,995
Balance as of December 31, 2011	$571,932	$285,261	$857,193

The balance at December 31, 2009 is net of cumulative impairments of $2.6 billion and $312.7 million in the Company’s Americas and International segments, respectively.

Interim Impairment Test to Goodwill

The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units as of June 30, 2009, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.

As of June 30, 2009, the Company calculated the weighted average cost of capital (“WACC”) of 12.5% and 13.5% for each of the reporting units in the Americas and International segments, respectively.  The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model.  The market approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method. The three variations of the market approach indicated that the fair value determined by the Company’s discounted cash flow model was within a reasonable range of outcomes.

The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units.  The revenue forecasts for 2009 declined 7% and 9% for Americas and International, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009.  These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value.  As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $419.5 million at June 30, 2009.

NOTE 3 — BUSINESS ACQUISITIONS

On October 14, 2011, the Company’s International segment acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

During 2009, the Company’s International segment purchased the remaining 15% interest in its consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and also acquired an additional 5% interest in its consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 — INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Alessi

The Company owns a 36.75% interest in Alessi, an Italian outdoor advertising company.

Buspak

The Company owns a 50% interest in Buspak, an outdoor advertising company in Hong Kong.

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	Alessi	Buspak	All Others	Total
Balance as of December 31, 2009	$9,041	$9,532	$4,781	$23,354
Equity in net earnings (loss)	(8,453)	439	(1,922)	(9,936)
Other, net	—	(2,231)	3,042	811
Foreign currency translation adjustments	(588)	(21)	175	(434)
Balance as of December 31, 2010	$—	$7,719	$6,076	$13,795
Equity in net earnings (loss)	—	1,884	4,145	6,029
Dispositions of investments, net	—	—	(6,316)	(6,316)
Other, net	—	(1,701)	(929)	(2,630)
Foreign currency translation adjustments	—	9	281	290
Balance as of December 31, 2011	$—	$7,911	$3,257	$11,168

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.”  The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates.”

Other Investments

Other investments of $3.3 million and $8.2 million at December 31, 2011 and 2010, respectively, primarily represent marketable equity securities.

(In thousands)	December 31, 2011				December 31, 2010
Investments	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Fair Value
Available-for sale	$3,188	—	74	$3,262	$8,016	—	82	$8,098
Other cost investments	$70	—	—	$70	$77	—	—	$77

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for extended periods of time throughout 2009 through 2011.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $4.8 million, $6.5 million and $11.3 million in “Loss on marketable securities” for the years ended December 31, 2011, 2010 and 2009, respectively.

Other cost investments include various investments in companies for which there is no readily determinable market value.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 — ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove its advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2011	2010
Beginning balance	$48,263	$51,301
Adjustment due to change in estimate of related costs	(2,851)	(5,295)
Accretion of liability	4,536	4,822
Liabilities settled	(2,414)	(2,565)
Ending balance	$47,534	$48,263

NOTE 6 — LONG-TERM DEBT

Long-term debt at December 31, 2011 and 2010 consisted of the following:

(In thousands)	As of December 31,
	2011	2010
Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	$500,000	$500,000
9.25% Series B Senior Notes Due 2017	2,000,000	2,000,000
Other debt	45,909	63,809
	2,545,909	2,563,809
Less: current portion	23,806	41,676
Total long-term debt	$2,522,103	$2,522,133

The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $2.7 billion and $2.8 billion at December 31, 2011 and 2010, respectively.

Bank Credit Facility

In connection with the merger, Clear Channel Communications entered into a multi-currency revolving credit facility with a maturity in July 2014.  Certain of the Company’s International subsidiaries may borrow under a $145.0 million sub-limit within this $1.9 billion credit facility, to the extent Clear Channel Communications has not already borrowed against this capacity and is in compliance with its covenants under the credit facility.  This sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provide funds to the Company’s International operations for certain working capital needs.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility are guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  The interest rate is based upon LIBOR or, for Euro denominated borrowings, EURIBOR, plus, in each case, a margin.  As of December 31, 2011, the Company had no outstanding borrowings under the $145.0 million sub-limit facility.  Clear Channel Communications had borrowed the entire sub-limit capacity as of December 31, 2011.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel Worldwide Holdings Senior Notes

As of December 31, 2011, the Company’s subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), had outstanding $500.0 million aggregate principal amount of Series A Senior Notes due 2017 (the “Series A Notes”) and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (the “Series B Notes” and together with the Series A Notes, the “CCWH Notes”).  The CCWH Notes are guaranteed by the Company, Clear Channel Outdoor, Inc. (“CCOI”), the Company’s wholly-owned subsidiary, and certain of the Company’s other direct and indirect subsidiaries.

The CCWH Notes bear interest on a daily basis and contain customary provisions, including covenants requiring CCWH to maintain certain levels of credit availability and limitations on incurring additional debt.

The CCWH Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.

The indentures governing the CCWH Notes require CCWH to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.

In addition, interest on the CCWH Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by the Company or any of its subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the CCWH Notes.

The indenture governing the Series A Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries or issue certain preferred stock;
•	create liens on its restricted subsidiaries’ assets to secure such debt;
•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries; and
•
purchase or otherwise effectively cancel or retire any of the Series A Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250.

In addition, the indenture governing the Series A Notes provides that if CCWH (i) makes an optional redemption of the Series B Notes or purchases or makes an offer to purchase the Series B Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A Notes or (ii) makes an asset sale offer under the indenture governing the Series B Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A Notes.

The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The indenture governing the Series B Notes contains covenants that limit the Company and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;
•	redeem, repurchase or retire the Company’s subordinated debt;
•	make certain investments;
•	create liens on its or its restricted subsidiaries’ assets to secure debt;
•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Notes;
•	enter into certain transactions with affiliates;
•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
•	sell certain assets, including capital stock of its subsidiaries;
•	designate its subsidiaries as unrestricted subsidiaries;
•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and
•
purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.

The Series A Notes indenture and the Series B Notes indenture restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The indentures contain certain other exceptions that allow the Company to incur additional indebtedness.  The Series B Notes indenture also permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. The Series A Notes indenture does not limit the Company’s ability to pay dividends.  The Series B Notes indenture contains certain exceptions that allow the Company to incur additional indebtedness and pay dividends, including a $500 million exception for the payment of dividends.  The Company was in compliance with these covenants as of December 31, 2011.

Prior to the date of the closing of the CCWH Notes offering, the Company made a demand for and received repayment of $500.0 million on the “Due from Clear Channel Communications” account.

Following such repayment, the Company contributed $500.0 million to the capital of CCOI, which used the proceeds received by it to prepay $500.0 million of the “Debt with Clear Channel Communications” account.  Subsequent to this repayment, the outstanding balance of the “Debt with Clear Channel Communications” account was $2.0 billion.

A portion of the proceeds of the CCWH Notes offering were used to (i) pay the fees and expenses of the offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million Liquidity Amount of the non-guarantor subsidiaries was satisfied) and (iii) make a voluntary prepayment of the remaining $2.0 billion outstanding balance (which is equal to the aggregate principal amount of the Series B Notes) under the note to Clear Channel Communications and subsequently retire the “Debt with Clear Channel Communications”, with the balance of the proceeds available for general corporate purposes.

In connection with the offering, Clear Channel Communications and the Company modified the terms of the revolving promissory notes (recorded as Due from/to Clear Channel Communications account) to extend the maturity of each revolving promissory note to coincide with the maturity date of the CCWH Notes.  In addition, the terms were modified to change the interest rate on each revolving promissory note to a fixed per annum rate equal to 9.25%.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Clear Channel Communications’ Refinancing Transactions

During the first six months of 2011 Clear Channel Communications amended its senior secured credit facilities and its receivables based credit facility (the “Amendments”) and issued $1.75 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “9.0% Priority Guarantee Notes”). In February 2011, Clear Channel Communications issued $1.0 billion aggregate principal amount of the 9.0% Priority Guarantee Notes (the “February 2011 Offering”), and in June 2011, Clear Channel Communications issued $750.0 million aggregate principal amount of the 9.0% Priority Guarantee Notes (the “June 2011 Offering”). Clear Channel Communications used a portion of the proceeds from the February 2011 Offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. As a result of the prepayment, the revolving credit commitments under Clear Channel Communications’ revolving credit facility were permanently reduced from $2.0 billion to $1.9 billion and the sub-limit under which certain of the Company’s international subsidiaries may borrow (to the extent that Clear Channel Communications has not already borrowed against this capacity) was reduced from $150.0 million to $145.0 million. The Amendments, among other things, provide greater flexibility for the Company and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel Communications from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes.  Included in the $45.9 million balance at December 31, 2011 is $23.8 million that matures in less than one year.

Debt Covenants

The Clear Channel Communications’ $1.9 billion revolving credit facility contains a significant financial covenant which requires Clear Channel Communications to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1).  The financial covenant becomes more restrictive over time beginning in the second quarter of 2013.  In its Annual Report on Form 10-K filed with the SEC on February 21, 2012, Clear Channel Communications stated that it was in compliance with this covenant as of December 31, 2011.

In addition, the Company was in compliance with the covenants contained in the Series A Notes indenture and the Series B Notes indenture as of December 31, 2011.

There are no significant covenants or events of default contained in the revolving promissory note issued by Clear Channel Communications to the Company or the revolving promissory note issued by the Company to Clear Channel Communications.

Future maturities of long-term debt as of December 31, 2011 are as follows:

(In thousands)
2012	$23,806
2013	3,746
2014	17,183
2015	56
2016	64
Thereafter	2,501,054
Total	$2,545,909

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 — COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2011, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $32.5 million.  As the contingencies have not been met or resolved as of December 31, 2011, these amounts are not recorded.

As of December 31, 2011, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditure Commitments
2012	$283,104	$402,974	$67,879
2013	242,845	293,690	26,472
2014	213,066	259,627	12,748
2015	209,728	228,996	16,402
2016	152,783	171,751	18,456
Thereafter	935,606	518,769	6,921
Total	$2,037,132	$1,875,807	$148,878

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Rent expense charged to operations for the years ended December 31, 2011, 2010 and 2009 was $1,029.3 million, $967.5 million and $999.1 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, the Company has accrued its estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

On or about July 12, 2006 and April 12, 2007, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes São Paulo Ltda. (“Klimes”), respectively) in the São Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that the Company’s businesses fall within the definition of “communication services” and as such are subject to the VAT.

L&C and Klimes have filed separate petitions to challenge the imposition of this tax. L&C’s challenge in the administrative courts was unsuccessful at the first level, but successful at the second administrative level. The state taxing authority filed an appeal to the third and final administrative level, which required consideration by a full panel of 16 administrative law judges. On September 27, 2010, L&C received an unfavorable ruling at this final administrative level, which concluded that the VAT applied.  On December 15, 2011, a Special Chamber of the administrative court considered the reasonableness of the amount of the penalty assessed against L&C and significantly reduced the penalty. With the reduction, the amounts allegedly owed by L&C are approximately $8.6 million in taxes, approximately $4.3 million in penalties and approximately $18.4 million in interest (as of December 31, 2011 at an exchange rate of 0.534).  On January 27, 2012, L&C filed a writ of mandamus in the 8th lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies. On that same day, L&C filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion on January 30, 2012. L&C filed a motion for reconsideration, and in early February 2012, the court granted that motion and issued an injunction.

Klimes’ challenge was unsuccessful at the first level of the administrative courts, and denied at the second administrative level on or about September 24, 2009.  On January 5, 2011, the administrative law judges at the third administrative level published a ruling that the VAT applies but significantly reduced the penalty assessed by the taxing authority.  With the penalty reduction, the amounts allegedly owed by Klimes are approximately $9.7 million in taxes, approximately $4.8 million in penalties and approximately $20.1 million in interest (as of December 31, 2011 at an exchange rate of 0.534).  In late February 2011, Klimes filed a writ of mandamus in the 13th lower public treasury court in São Paulo, State of São Paulo, appealing the administrative court’s decision that the VAT applies. On that same day, Klimes filed a motion for an injunction barring the taxing authority from collecting the tax, penalty and interest while the appeal is pending. The court denied the motion in early April 2011. Klimes filed a motion for reconsideration with the court and also appealed that ruling to the São Paulo State Higher Court, which affirmed in late April 2011. On June 20, 2011, the 13th lower public treasury court in São Paulo reconsidered its prior ruling and granted Klimes an injunction suspending any collection effort by the taxing authority until a decision on the merits is obtained at the first judicial level.

On August 8, 2011, Brazil’s National Council of Fiscal Policy (CONFAZ) published a rule authorizing a general amnesty to sixteen states, including the State of São Paulo, to reduce the principal amount of VAT allegedly owed for communications services and reduce or waive related interest and penalties.  The State of São Paulo ratified the amnesty in late August 2011.  However, in late 2011, the State of São Paulo decided not to pursue the general amnesty, but it has indicated that it would be willing to consider a special amnesty for the out-of-home industry.  Klimes and L&C are actively exploring this opportunity but do not know whether the State ultimately will offer a special amnesty or what the terms of any special amnesty might be.  Accordingly, the businesses continue to vigorously pursue their appeals in the lower public treasury court.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2011, the range of reasonably possible loss is from zero to approximately $31.2 million in the L&C matter and is from zero to approximately $34.6 million in the Klimes matter. The maximum loss that could ultimately be paid depends on the timing of the final resolution at the judicial level and applicable future interest rates. Based on the Company’s review of the law, the outcome of similar cases at the judicial level and the advice of counsel, the Company has not accrued any costs related to these claims and believes the occurrence of loss is not probable.

Guarantees

As of December 31, 2011, the Company had $70.0 million in letters of credit outstanding, of which $67.5 million of letters of credit were cash secured. Additionally, as of December 31, 2011, Clear Channel Communications had outstanding commercial standby letters of credit and surety bonds of $15.3 million and $42.9 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items. Letters of credit in the amount of $5.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letter of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.

In addition, as of December 31, 2011, the Company had outstanding bank guarantees of $56.2 million.  Bank guarantees in the amount of $4.3 million are backed by cash collateral.

NOTE 8 — RELATED PARTY TRANSACTIONS

The Company records net amounts due to or from Clear Channel Communications as “Due from/to Clear Channel Communications” on the consolidated balance sheets.  The accounts represent the revolving promissory note issued by the Company to Clear Channel Communications and the revolving promissory note issued by Clear Channel Communications to the Company in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances.  The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand.  Included in the accounts are the net activities resulting from day-to-day cash management services provided by Clear Channel Communications.  As a part of these services, the Company maintains collection bank accounts swept daily into accounts of Clear Channel Communications (after satisfying the funding requirements of the Trustee Account).  In return, Clear Channel Communications funds the Company’s controlled disbursement accounts as checks or electronic payments are presented for payment.  The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from Clear Channel Communications” account.

At December 31, 2011 and 2010, the asset recorded in “Due from Clear Channel Communications” on the consolidated balance sheet was $656.0 million and $383.8 million, respectively.  At December 31, 2011, the fixed interest rate on the “Due from Clear Channel Communications” account was 9.25%.  The net interest income for the years ended December 31, 2011, 2010 and 2009 was $45.5 million, $19.5 million and $0.7 million, respectively.  At December 31, 2011, the Company had no borrowings under the revolving promissory note to Clear Channel Communications. For so long as Clear Channel Communications maintains significant control over the Company, a deterioration in the financial condition of Clear Channel Communications could have the effect of increasing the Company’s borrowing costs or impairing the Company’s access to capital markets.  As of December 31, 2011, Clear Channel Communications had $1.2 billion recorded as “Cash and cash equivalents” on its consolidated balance sheets.

Clear Channel Communications has a $1.9 billion multi-currency revolving credit facility with a maturity in July 2014 which includes a $145.0 million sub-limit that certain of the Company’s International subsidiaries may borrow against to the extent Clear Channel Communications has not already borrowed against this capacity and is compliance with its covenants under the credit facility.  The obligations of these International subsidiaries that are borrowers under the revolving credit facility will be guaranteed by certain of the Company’s material wholly-owned subsidiaries, and secured by substantially all assets of such borrowers and guarantors, subject to permitted liens and other exceptions.  The interest rate on outstanding balances under the new credit facility is equal to an applicable margin plus, at Clear Channel Communications’ option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.  The applicable margin percentage is 2.40% in the case of base rate loans, and 3.40% in the case of Eurocurrency rate loans, subject to adjustment based upon Clear Channel Communications’ leverage ratio.  This facility is further disclosed in Note 6.  As of December 31, 2011, the Company had no outstanding borrowings under the $145.0 million sub-limit facility.  Clear Channel Communications had borrowed the entire sub-limit capacity as of December 31, 2011.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company provides advertising space on its billboards for radio stations owned by Clear Channel Communications.  For the years ended December 31, 2011, 2010 and 2009, the Company recorded $4.1 million, $4.2 million and $2.8 million in revenue for these advertisements, respectively.

Under the Corporate Services Agreement between Clear Channel Communications and the Company, Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services.  These services are charged to the Company based on actual direct costs incurred or allocated by Clear Channel Communications based on headcount, revenue or other factors on a pro rata basis.  For the years ended December 31, 2011, 2010 and 2009, the Company recorded $26.4 million, $38.1 million and $28.5 million as a component of corporate expense for these services, respectively.

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated U.S. Federal income tax return filed by Clear Channel Communications.  The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.  Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income.  Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with Statement of ASC 740-10, as if the Company was a separate taxpayer.  Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.  The Company’s provision for income taxes is further disclosed in Note 9.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in Clear Channel Communications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan.  These costs are recorded as a component of selling, general and administrative expenses and were approximately $12.1 million, $10.3 million and $9.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Stock Purchases

On August 9, 2010, Clear Channel Communications announced that its board of directors approved a stock purchase program under which Clear Channel Communications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel Communications’ discretion. During 2011, CC Finco, a subsidiary of Clear Channel Communications, purchased 1,553,971 shares of the Company’s Class A common stock through open market purchases for approximately $16.4 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 — INCOME TAXES

The operations of the Company are included in a consolidated U.S. Federal income tax return filed by Clear Channel Communications for pre-merger periods and CC Media Holdings for the post-merger periods.  However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. Federal income tax returns with its subsidiaries.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Current — Federal	$(340)	$6,600	$38,067
Current — foreign	(50,285)	(40,720)	(14,907)
Current — state	5,936	(1,841)	(6,391)
Total current	(44,689)	(35,961)	16,769
Deferred — Federal	(8,986)	21,134	88,972
Deferred — foreign	13,708	(3,859)	30,398
Deferred — state	(3,329)	(2,913)	12,971
Total deferred	1,393	14,362	132,341
Income tax benefit (expense)	$(43,296)	$(21,599)	$149,110

For the year ended December 31, 2011 the Company recorded current tax expense of $44.7 million as compared to $36.0 million for the 2010 year.  The change in current tax was due primarily to an increase in income before income taxes for the Company.  This was partially offset by the effects of the settlement of U.S. Federal and state tax examinations that resulted in a net reduction of current tax expense during the year.

Deferred tax benefits decreased $13.0 million for the year ended December 31, 2011 compared to 2010, primarily due to a decrease in Federal tax losses in 2011.  In addition, in 2010 a valuation allowance of $13.6 million was recorded against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2011 and 2010 are as follows:

(In thousands)	2011	2010
Deferred tax liabilities:
Intangibles and fixed assets	$904,870	$839,409
Foreign	40,404	52,202
Investments in nonconsolidated affiliates	—	222
Equity in Earnings	131	—
Other investments	4,740	13,305
Total deferred tax liabilities	950,145	905,138
Deferred tax assets:
Accrued expenses	3,641	9,224
Equity in earnings	—	66
Investments in nonconsolidated affiliates	143	—
Deferred income	14	47
Net operating loss carryforwards	113,300	66,270
Bad debt reserves	1,883	1,913
Other	16,166	13,480
Total deferred tax assets	135,147	91,000
Less: Valuation Allowance	10,323	13,580
Net deferred tax assets	124,824	77,420
Net deferred tax liabilities	825,321	827,718
Less: current portion	(2,389)	850
Long-term net deferred tax liabilities	$822,932	$828,568

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2011, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of $113.3 million, expiring in various amounts through 2031.  The Company expects to realize the benefits of the majority of net operating losses based on its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period and therefore the Company has not recorded a valuation allowance against those losses.

At December 31, 2011 and 2010, net deferred tax assets include a deferred tax asset of $15.9 million and $13.5 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.   Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet.  See Note 10 for additional discussion of ASC 718-10.

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits.  As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time.

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit (expense) is:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Income tax benefit (expense) at statutory rates	$(37,280)	$19,187	$357,576
State income taxes, net of Federal tax benefit	2,607	(4,754)	6,580
Foreign taxes	(3,617)	(31,098)	(92,929)
Nondeductible items	(550)	(500)	(405)
Tax contingencies	(2,360)	1,142	2,901
Impairment charge	—	—	(113,712)
Other, net	(2,096)	(5,576)	(10,901)
Income tax benefit (expense)	$(43,296)	$(21,599)	$149,110

During 2011, the Company recorded tax expense of approximately $43.3 million. The 2011 income tax expense and  40.6% effective tax rate were impacted primarily by the Company’s inability to benefit losses in certain foreign jurisdictions as well as additional tax expense recorded for interest on uncertain tax positions.  The effects of the items mentioned above were partially offset by a reduction in tax expense recorded during 2011 related to the settlement of U.S. Federal and state tax examinations during the year.  Foreign income before income taxes was approximately $94.2 million for 2011.

All tax liabilities owed by the Company are paid by the Company or on behalf of the Company by Clear Channel Communications through an operating account that represents net amounts due to or from Clear Channel Communications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2011 and 2010, was $8.8 million and $11.4 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2011 and 2010, was $48.9 million and $54.2 million, respectively, of which $42.1 million and $46.6 million is included in “Other long-term liabilities” and $1.6 million and $2.9 million is included in “Accrued Expenses” on the Company’s consolidated balance sheet.  In addition, $5.2 million and $4.7 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2011 and 2010, respectively.  The total amount of unrecognized tax benefits at December 31, 2011 and 2010 that, if recognized, would impact the effective income tax rate is $36.7 million and $41.4 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
	2011	2010
Balance at beginning of period	$42,807	$47,568
Increases due to tax positions taken in the current year	3,303	2,540
Increases due to tax positions taken in previous years	3,415	6,265
Decreases due to tax positions taken in previous years	(7,833)	(6,594)
Decreases due to settlements with taxing authorities	(1,559)	(1,879)
Decreases due to lapse of statute of limitations	(55)	(5,093)
Balance at end of period	$40,078	$42,807

Pursuant to the Tax Matters Agreement between Clear Channel Communications and the Company, the operations of the Company are included in a consolidated U.S. Federal income tax return filed by Clear Channel Communications.  In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions.  During 2011, the Company settled several state tax examinations. As a result of the settlements, the Company paid $1.6 million in additional tax and reversed the excess liabilities related to the settled tax years.  During 2010, the Company reached a settlement with the Internal Revenue Service (“IRS”) related to the tax years 2005 and 2006.  As a result of the settlement the Company paid approximately $1.0 million, inclusive of interest, to the IRS and reversed the excess liabilities related to the effectively settled tax years.  The IRS is currently auditing Clear Channel Communications’ and the Company’s 2007 and pre-merger 2008 tax year and CC Media Holdings’ and the Company’s post-merger 2008 tax year.  In addition, the Company effectively settled several state and foreign tax examinations during 2010 that resulted in a reduction to our net tax liabilities to reflect the tax benefits of the settlements.  Substantially all material state, local and foreign income tax matters have been concluded for the years through 2003.

NOTE 10 — SHAREHOLDERS’ EQUITY

Stock Options

The Company has granted options to purchase shares of its Class A common stock to employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates.  These options vest solely on continued service over a period of up to five years.    The equity incentive plan contains anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period.  ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.  The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility on the Company’s stock over the expected life of the options.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.   The Company uses historical data to estimate option exercise and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Years Ended December 31,
	2011	2010	2009
Expected volatility	57%	58%	58%
Expected life in years	6.3	5.5 – 7.0	5.5 – 7.0
Risk-free interest rate	1.26% – 2.75%	1.38% – 3.31%	2.31% – 3.25%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2011 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding, January 1, 2011	9,041	$15.55
Granted (a)	1,908	14.69
Exercised (b)	(220)	6.39
Forfeited	(834)	11.71
Expired	(904)	24.08
Outstanding, December 31, 2011	8,991	15.10	6.0 years	$14,615
Exercisable	4,998	17.64	4.3 years	$5,725
Expected to Vest	3,638	11.88	8.2 years	$8,320
__________
(a)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2011, 2010 and 2009 was $8.30, $5.65 and $3.38 per share, respectively.

(b)
Cash received from option exercises during the years ended December 31, 2011 and 2010 was $1.4 million and $0.9 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2011 and 2010 was $1.5 million and $1.1 million, respectively.  No options were exercised during the year ended December 31, 2009.

A summary of the Company’s unvested options at and changes during the year ended December 31, 2011 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2011	4,389	$5.31
Granted	1,908	8.30
Vested (a)	(1,470)	5.59
Forfeited	(834)	6.15
Unvested, December 31, 2011	3,993	6.41
__________
(a)	The total fair value of the options vested during the years ended December 31, 2011, 2010 and 2009 was $8.2 million, $15.9 million and $9.9 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Restricted Stock Awards

The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company's restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2011 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2011	180	$15.36
Granted	—
Vested (restriction lapsed)	(88)	19.44
Forfeited	(9)	29.03
Outstanding, December 31, 2011	83	8.69

Share-Based Compensation Cost

The share based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share based compensation recorded during the years ended December 31, 2011, 2010 and 2009:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Direct operating expenses	$7,927	$8,756	$7,612
Selling, general and administrative expenses	2,839	3,197	2,777
Corporate expenses	147	384	1,715
Total share-based compensation expense	$10,913	$12,337	$12,104

The tax benefit related to the share-based compensation expense for the years ended December 31, 2011, 2010, and 2009 was $4.3 million, $4.8 million, and $4.7 million, respectively.

As of December 31, 2011, there was $18.6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of approximately three years.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Earnings (Loss) per Share

(In thousands, except per share data)	Years Ended December 31,
	2011	2010	2009
NUMERATOR:
Net income (loss) attributable to the Company – common shares	$42,946	$(87,523)	$(868,189)
Less: Participating securities dividends	2,972	5,916	6,799
Net income (loss) attributable to the Company per common share – basic and diluted	$39,974	$(93,439)	$(874,988)

DENOMINATOR:
Weighted average common shares outstanding – basic	355,907	355,568	355,377
Effect of dilutive securities:
Stock options and restricted stock awards (1)	621	—	—
Weighted average common shares outstanding – diluted	356,528	355,568	355,377

Net income (loss) attributable to the Company per common share:
Basic	$0.11	$(0.26)	$(2.46)
Diluted	$0.11	$(0.26)	$(2.46)
__________

(1) 6.0 million, 5.2 million, and 6.7 million stock options were outstanding at December 31, 2011, 2010 and 2009, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE 11 — EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees.  Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions to these plans of $2.3 million, $1.9 million and $0.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, were recorded as a component of operating expenses. The Company suspended the matching contribution as of April 30, 2009 and reinstated the matching contribution effective April 1, 2010 retroactive to January 1, 2010.

In addition, employees in the Company’s International segment participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by Clear Channel Communications.  Contributions to these plans of $12.1 million, $15.8 million and $17.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by Clear Channel Communications, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Matching credits on amounts deferred may be made in the sole discretion of Clear Channel Communications and Clear Channel Communications retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan.  There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of Clear Channel Communications.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2011, 2010 and 2009, respectively:

(In thousands)	Years Ended December 31,
	2011	2010	2009
Foreign exchange gain (loss)	$796	$(6,014)	$(4,207)
Other	(1,445)	679	(5,161)
Total other income (expense) — net	$(649)	$(5,335)	$(9,368)

The following table discloses the components of “Other current assets” as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Deferred loan costs	$7,653	$7,653
Inventory	18,895	20,698
Deferred tax asset	―	850
Deposits	14,715	30,533
Other receivables	10,682	14,899
Other	18,988	16,336
Total other current assets	$70,933	$90,969

The following table discloses the components of “Other long-term liabilities” as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Unrecognized tax benefits	$42,096	$46,648
Asset retirement obligation	47,534	48,263
Employee related liabilities	40,145	34,551
Deferred rent	68,048	45,021
Redeemable noncontrolling interest	57,855	57,765
Other	26,262	19,625
Total other long-term liabilities	$281,940	$251,873

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2011 and 2010, respectively:

(In thousands)	As of December 31,
	2011	2010
Cumulative currency translation adjustment	$(247,025)	$(207,481)
Cumulative unrealized gain (loss) on investments	37	42
Total accumulated other comprehensive loss	$(246,988)	$(207,439)

NOTE 13 — SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International.  The Americas segment primarily includes operations in the United States and Canada, and the International segment primarily includes operations in Europe, Asia, Australia and Latin America. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including, information technology, human resources, legal, finance and administrative functions of each of the Company’s operating segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the Company’s operating segment results for the years ended December 31, 2011, 2010 and 2009:

(In thousands)	Americas	International	Corporate and other reconciling items	Consolidated

Year Ended December 31, 2011
Revenue	$1,252,725	$1,751,149	$—	$3,003,874
Direct operating expenses	571,779	1,067,022	—	1,638,801
Selling, general and administrative expenses	201,124	339,748	—	540,872
Depreciation and amortization	211,056	219,908	1,071	432,035
Impairment charges	—	—	7,614	7,614
Corporate expenses	—	—	90,205	90,205
Other operating expense – net	—	—	8,591	8,591
Operating income (loss)	$268,766	$124,471	$(90,299)	$302,938

Segment assets	$3,886,098	$2,166,173	$1,035,914	$7,088,185
Capital expenditures	$126,698	$166,046	$—	$292,744
Share-based compensation expense	$7,601	$3,165	$147	$10,913

Year Ended December 31, 2010
Revenue	$1,216,930	$1,581,064	$—	$2,797,994
Direct operating expenses	560,378	999,594	—	1,559,972
Selling, general and administrative expenses	199,990	294,666	—	494,656
Depreciation and amortization	198,896	214,692	—	413,588
Impairment charges	—	—	11,493	11,493
Corporate expenses	—	—	107,596	107,596
Other operating expense – net	—	—	(23,753)	(23,753)
Operating income (loss)	$257,666	$72,112	$(142,842)	$186,936

Segment assets	$4,415,901	$2,222,121	$438,543	$7,076,565
Capital expenditures	$92,235	$103,038	$—	$195,273
Share-based compensation expense	$9,207	$2,746	$384	$12,337

Year Ended December 31, 2009
Revenue	$1,176,826	$1,521,198	$—	$2,698,024
Direct operating expenses	585,435	1,039,648	—	1,625,083
Selling, general and administrative expenses	184,946	299,458	—	484,404
Depreciation and amortization	199,888	239,759	—	439,647
Impairment charges	—	—	890,737	890,737
Corporate expenses	—	—	65,247	65,247
Other operating expense – net	—	—	(8,231)	(8,231)
Operating income (loss)	$206,557	$(57,667)	$(964,215)	$(815,325)

Segment assets	$4,573,573	$2,366,093	$252,756	$7,192,422
Capital expenditures	$82,690	$93,263	$—	$175,953
Share-based compensation expense	$7,977	$2,412	$1,715	$12,104

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenue of $1.8 billion, $1.6 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.  Revenue of $1.2 billion, $1.2 billion and $1.1 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.

Identifiable long-lived assets of $796.3 million, $801.1 million and $862.1 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.  Identifiable long-lived assets of $1.5 billion, $1.5 billion and $1.6 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2011, 2010 and 2009, respectively.

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)
	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2011	2010	2011	2010	2011	2010	2011	2010
Revenue	$650,214	$608,768	$789,208	$701,407	$748,450	$695,086	$816,002	$792,733
Operating expenses:
Direct operating expenses	391,380	378,886	415,472	385,884	408,132	380,619	423,817	414,583
Selling, general and administrative expenses	123,180	111,357	142,937	130,692	131,915	115,224	142,840	137,383
Corporate expenses	21,983	20,772	23,038	23,757	22,303	26,197	22,881	36,870
Depreciation and amortization	102,330	101,709	105,600	105,299	114,934	103,833	109,171	102,747
Impairment charges	—	—	—	—	—	—	7,614	11,493
Other operating income (expense) — net	4,802	1,018	4,300	1,720	37	(27,672)	(548)	1,181
Operating income (loss)	16,143	(2,938)	106,461	57,495	71,203	41,541	109,131	90,838
Interest expense	60,983	58,318	60,803	60,395	61,809	60,276	58,840	60,464
Interest income on Due from Clear Channel Communications	9,053	3,413	10,518	3,806	12,215	4,800	13,673	7,441
Loss on marketable securities	—	—	—	—	—	—	(4,827)	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	(71)	(803)	673	4	1,038	(663)	4,389	(8,474)
Other income (expense) — net	3,111	(837)	(277)	(4,155)	(1,859)	1,545	(1,624)	(1,888)
Income (loss) before income taxes	(32,747)	(59,483)	56,572	(3,245)	20,788	(13,053)	61,902	20,963
Income tax benefit (expense)	22,355	10,704	(22,360)	741	(11,002)	(18,829)	(32,289)	(14,215)
Consolidated net income (loss)	(10,392)	(48,779)	34,212	(2,504)	9,786	(31,882)	29,613	6,748
Less amount attributable to noncontrolling interest	(851)	(997)	7,517	6,623	6,573	3,012	7,034	2,468
Net income (loss) attributable to the Company	$(9,541)	$(47,782)	$26,695	$(9,127)	$3,213	$(34,894)	$22,579	$4,280

Net income (loss) per common share:
Basic	$(0.03)	$(0.14)	$0.07	$(0.03)	$0.01	$(0.10)	$0.06	$0.00
Diluted	$(0.03)	$(0.14)	$0.07	$(0.03)	$0.01	$(0.10)	$0.06	$0.00

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 — GUARANTOR SUBSIDIARIES

The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain of the outstanding indebtedness of CCWH (the “Subsidiary Issuer”).  The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2011
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$325,696	$—	$—	$249,448	$(32,489)	$542,655
Accounts receivable, net	—	—	232,834	469,257	—	702,091
Intercompany receivables	—	183,310	1,435,881	—	(1,619,191)	—
Prepaid expenses	1,980	—	72,268	58,262	—	132,510
Other current assets	32	—	7,358	69,082	—	76,472
Total Current Assets	327,708	183,310	1,748,341	846,049	(1,651,680)	1,453,728
Property, plant and equipment, net	—	—	1,448,078	798,632	—	2,246,710
Definite-lived intangibles, net	—	—	378,515	240,011	—	618,526
Indefinite-lived intangibles	—	—	1,090,597	15,107	—	1,105,704
Goodwill	—	—	571,932	285,261	—	857,193
Due from Clear Channel Communications	656,040	—	—	—	—	656,040
Intercompany notes receivable	182,026	2,774,175	—	17,832	(2,974,033)	—
Other assets	2,775,720	786,783	1,475,709	61,309	(4,949,237)	150,284
Total Assets	$3,941,494	$3,744,268	$6,713,172	$2,264,201	$(9,574,950)	$7,088,185

Accounts payable	$—	$—	$39,151	$101,569	$(32,489)	$108,231
Accrued expenses	144	1,134	97,075	400,613	—	498,966
Intercompany accounts payable	1,424,937	—	183,310	10,944	(1,619,191)	—
Deferred income	—	—	34,217	55,763	—	89,980
Current portion of long-term debt	—	—	31	23,775	—	23,806
Total Current Liabilities	1,425,081	1,134	353,784	592,664	(1,651,680)	720,983
Long-term debt	—	2,500,000	1,265	20,838	—	2,522,103
Intercompany notes payable	7,491	—	2,692,644	273,898	(2,974,033)	—
Other long-term liabilities	—	1,204	118,650	162,086	—	281,940
Deferred tax liability	225	(137)	771,105	51,739	—	822,932
Total shareholders’ equity	2,508,697	1,242,067	2,775,724	1,162,976	(4,949,237)	2,740,227
Total Liabilities and Shareholders’ Equity	$3,941,494	$3,744,268	$6,713,172	$2,264,201	$(9,574,950)	$7,088,185

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	December 31, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$426,742	$—	$—	$203,789	$(6,513)	$624,018
Accounts receivable, net	—	—	250,552	478,919	—	729,471
Intercompany receivables	—	116,624	1,261,437	5,781	(1,383,842)	—
Prepaid expenses	1,537	—	43,116	55,738	—	100,391
Other current assets	—	—	10,205	86,408	—	96,613
Total Current Assets	428,279	116,624	1,565,310	830,635	(1,390,355)	1,550,493
Property, plant and equipment, net	—	—	1,493,640	804,084	—	2,297,724
Definite-lived intangibles, net	—	—	400,012	305,206	—	705,218
Indefinite-lived intangibles	—	—	1,098,958	15,455	—	1,114,413
Goodwill	—	—	571,932	290,310	—	862,242
Due from Clear Channel Communications	383,778	—	—	—	—	383,778
Intercompany notes receivable	182,026	2,590,955	9,243	17,832	(2,800,056)	—
Other assets	2,773,305	1,034,182	1,492,337	62,319	(5,199,446)	162,697
Total Assets	$3,767,388	$3,741,761	$6,631,432	$2,325,841	$(9,389,857)	$7,076,565

Accounts payable	$—	$—	$12,688	$94,365	$(6,513)	$100,540
Accrued expenses	(26)	165	116,085	406,821	—	523,045
Intercompany accounts payable	1,261,437	—	122,405	—	(1,383,842)	—
Deferred income	—	—	38,264	62,411	—	100,675
Current portion of long-term debt	—	—	—	41,676	—	41,676
Total Current Liabilities	1,261,411	165	289,442	605,273	(1,390,355)	765,936
Long-term debt	—	2,500,000	—	22,133	—	2,522,133
Intercompany notes payable	7,491	—	2,701,610	90,955	(2,800,056)	—
Other long-term liabilities	—	1,108	105,482	145,283	—	251,873
Deferred tax liability	225	—	761,593	66,750	—	828,568
Total shareholders’ equity	2,498,261	1,240,488	2,773,305	1,395,447	(5,199,446)	2,708,055
Total Liabilities and Shareholders’ Equity	$3,767,388	$3,741,761	$6,631,432	$2,325,841	$(9,389,857)	$7,076,565

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2011
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,161,584	$1,842,290	$—	$3,003,874
Operating expenses:
Direct operating expenses	—	—	509,036	1,129,765	—	1,638,801
Selling, general and administrative expenses	—	—	186,563	354,309	—	540,872
Corporate expenses	11,913	—	47,379	30,913	—	90,205
Depreciation and amortization	—	—	207,416	224,619	—	432,035
Impairment charge	—	—	6,468	1,146	—	7,614
Other operating income (expense) – net	—	—	9,326	(735)	—	8,591
Operating income (loss)	(11,913)	—	214,048	100,803	—	302,938
Interest expense	35	231,251	6,688	4,461	—	242,435
Interest income on Due from Clear Channel Communications	—	—	45,459	—	—	45,459
Intercompany interest income	14,008	231,606	—	981	(246,595)	—
Intercompany interest expense	492	—	245,537	566	(246,595)	—
Loss on marketable securities	—	—	—	(4,827)	—	(4,827)
Equity in earnings (loss) of nonconsolidated affiliates	41,964	33,104	39,556	5,704	(114,299)	6,029
Other income (expense) – net	—	(374)	257	(532)	—	(649)
Income (loss) before income taxes	43,532	33,085	47,095	97,102	(114,299)	106,515
Income tax benefit (expense)	(586)	(1,004)	(5,131)	(36,575)	—	(43,296)
Consolidated net income (loss)	42,946	32,081	41,964	60,527	(114,299)	63,219
Less amount attributable to noncontrolling interest	—	—	—	20,273	—	20,273
Net income (loss) attributable to the Company	$42,946	$32,081	$41,964	$40,254	$(114,299)	$42,946
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	1,048	(30,849)	—	(29,801)
Foreign currency reclassification adjustment	—	—	—	—	—	—
Unrealized loss on marketable securities	—	—	(4,834)	—	—	(4,834)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	—	—	3,787	—	—	3,787
Equity in subsidiary comprehensive income	(39,766)	(26,382)	(39,766)	—	105,914	—
Comprehensive income (loss)	3,180	5,699	2,199	9,405	(8,385)	12,098
Less amount attributable to noncontrolling interest	—	(1)	1	8,918	—	8,918
Comprehensive income (loss) attributable to the Company	$3,180	$5,700	$2,198	$487	$(8,385)	$3,180

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2010
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,125,243	$1,672,751	$—	$2,797,994
Operating expenses:
Direct operating expenses	—	—	498,452	1,061,520	—	1,559,972
Selling, general and administrative expenses	—	—	184,674	309,982	—	494,656
Corporate expenses	13,407	451	66,390	27,348	—	107,596
Depreciation and amortization	—	—	193,973	219,615	—	413,588
Impairment charge	—	—	9,351	2,142	—	11,493
Other operating income (expense) – net	—	—	(13,244)	(10,509)	—	(23,753)
Operating income (loss)	(13,407)	(451)	159,159	41,635	—	186,936
Interest expense	447	230,687	4,312	4,007	—	239,453
Interest income on Due from Clear Channel Communications	—	—	19,460	—	—	19,460
Intercompany interest income	14,062	231,680	—	987	(246,729)	—
Intercompany interest expense	484	—	244,422	1,823	(246,729)	—
Loss on marketable securities	—	—	—	(6,490)	—	(6,490)
Equity in earnings (loss) of nonconsolidated affiliates	(87,351)	(26,733)	(26,899)	(9,753)	140,800	(9,936)
Other income (expense) – net	—	—	(16,266)	10,931	—	(5,335)
Income (loss) before income taxes	(87,627)	(26,191)	(113,280)	31,480	140,800	(54,818)
Income tax benefit (expense)	104	515	25,929	(48,147)	—	(21,599)
Consolidated net income (loss)	(87,523)	(25,676)	(87,351)	(16,667)	140,800	(76,417)
Less amount attributable to noncontrolling interest	—	—	—	11,106	—	11,106
Net income (loss) attributable to the Company	$(87,523)	$(25,676)	$(87,351)	$(27,773)	$140,800	$(87,523)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	3,720	—	12,517	—	16,237
Foreign currency reclassification adjustment	—	—	—	3,437	—	3,437
Unrealized loss on marketable securities	—	—	—	(7,809)	—	(7,809)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	—	—	—	6,490	—	6,490
Equity in subsidiary comprehensive income	10,738	(318)	10,738	—	(21,158)	—
Comprehensive income (loss)	(76,785)	(22,274)	(76,613)	(13,138)	119,642	(69,168)
Less amount attributable to noncontrolling interest	—	—	—	7,617	—	7,617
Comprehensive income (loss) attributable to the Company	$(76,785)	$(22,274)	$(76,613)	$(20,755)	$119,642	$(76,785)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2009
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,102,716	$1,595,308	$—	$2,698,024
Operating expenses:
Direct operating expenses	—	—	534,423	1,090,660	—	1,625,083
Selling, general and administrative expenses	—	—	172,818	311,586	—	484,404
Corporate expenses	13,859	—	36,403	14,985	—	65,247
Depreciation and amortization	—	—	195,439	244,208	—	439,647
Impairment charge	—	—	696,500	194,237	—	890,737
Other operating income (expense) – net	—	—	(11,807)	3,576	—	(8,231)
Operating income (loss)	(13,859)	—	(544,674)	(256,792)	—	(815,325)
Interest expense	410	5,702	143,570	5,237	—	154,919
Interest income on Due from Clear Channel Communications	—	—	724	—	—	724
Intercompany interest income	10,729	7,198	1,086	1,225	(20,238)	—
Intercompany interest expense	860	—	16,751	2,627	(20,238)	—
Loss on marketable securities	—	—	—	(11,315)	—	(11,315)
Equity in earnings (loss) of nonconsolidated affiliates	(864,323)	(233,027)	(287,430)	(30,928)	1,384,266	(31,442)
Other income (expense) – net	(1,683)	—	(2,806)	(4,879)	—	(9,368)
Income (loss) before income taxes	(870,406)	(231,531)	(993,421)	(310,553)	1,384,266	(1,021,645)
Income tax benefit (expense)	2,217	(2,742)	129,481	20,154	—	149,110
Consolidated net income (loss)	(868,189)	(234,273)	(863,940)	(290,399)	1,384,266	(872,535)
Less amount attributable to noncontrolling interest	—	—	—	(4,346)	—	(4,346)
Net income (loss) attributable to the Company	$(868,189)	$(234,273)	$(863,940)	$(286,053)	$1,384,266	$(868,189)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	(286)	—	118,918	—	118,632
Foreign currency reclassification adjustment	—	—	—	(523)	—	(523)
Unrealized loss on marketable securities	—	—	—	(9,971)	—	(9,971)
Reclassification adjustment for realized loss on marketable securities included in net income (loss)	—	—	—	11,315	—	11,315
Equity in subsidiary comprehensive income	111,403	79,329	111,403	—	(302,135)	—
Comprehensive income (loss)	(756,786)	(155,230)	(752,537)	(166,314)	1,082,131	(748,736)
Less amount attributable to noncontrolling interest	—	—	—	8,050	—	8,050
Comprehensive income (loss) attributable to the Company	$(756,786)	$(155,230)	$(752,537)	$(174,364)	$1,082,131	$(756,786)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2011
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$42,946	$32,081	$41,964	$60,527	$(114,299)	$63,219
Reconciling items:
Impairment charges	—	—	6,468	1,146	—	7,614
Depreciation and amortization	—	—	207,416	224,619	—	432,035
Deferred taxes	—	(137)	12,409	(13,665)	—	(1,393)
Provision for doubtful accounts	—	—	1,351	4,626	—	5,977
Share-based compensation	—	—	7,748	3,165	—	10,913
(Gain) loss on sale of operating assets	—	—	(9,326)	735	—	(8,591)
Loss on marketable securities	—	—	—	4,827	—	4,827
Other reconciling items – net	(41,964)	(32,730)	(32,051)	(5,230)	114,299	2,324
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	—	—	16,301	(472)	—	15,829
Decrease (increase) in Federal income taxes receivable	—	—	—	—	—	—
Increase (decrease) in accrued expenses	—	96	(56,716)	21,318	—	(35,302)
Increase (decrease) in accounts payable and other liabilities	—	—	74,887	—	(25,976)	48,911
Decrease in deferred income	—	—	(3,564)	(6,648)	—	(10,212)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(661)	969	(23,750)	4,509	—	(18,933)
Net cash provided by (used for) operating activities	321	279	243,137	299,457	(25,976)	517,218
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(121,305)	(169,745)	—	(291,050)
Proceeds from disposal of assets	—	—	8,746	4,137	—	12,883
Purchases of other operating assets	—	—	(14,203)	(591)	—	(14,794)
Purchases of businesses	—	—	—	(13,179)	—	(13,179)
Equity contributions to subsidiaries	—	—	(199)	—	199	—
Decrease (increase) in intercompany notes receivable – net	—	66,780	—	—	(66,780)	—
Dividends from subsidiaries	—	—	704	—	(704)	—
Change in other – net	—	—	(289)	7,495	—	7,206
Net cash provided by (used for) investing activities	—	66,780	(126,546)	(171,883)	(67,285)	(298,934)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	—	—	—
Payments on credit facilities	—	—	(397)	(3,754)	—	(4,151)
Proceeds from long-term debt	—	—	—	5,012	—	5,012
Payments on long-term debt	—	—	—	(20,099)	—	(20,099)
Net transfers to Clear Channel Communications	(272,262)	—	—	—	—	(272,262)
Intercompany funding	169,805	(67,059)	(116,390)	13,644	—	—
Increase (decrease) in intercompany notes payable – net	—	—	277	(67,057)	66,780	—
Deferred finance charges	—	—	—	—	—	—
Dividends declared and paid	—	—	—	(704)	704	—
Equity contributions from parent	—	—	—	199	(199)	—
Purchases of noncontrolling interests	—	—	—	(4,682)	—	(4,682)
Change in other – net	1,090	—	(81)	(3,571)	—	(2,562)
Net cash provided by (used for) financing activities	(101,367)	(67,059)	(116,591)	(81,012)	67,285	(298,744)
Effect of exchange rate changes on cash	—	—	—	(903)	—	(903)
Net increase (decrease) in cash and cash equivalents	(101,046)	—	—	45,659	(25,976)	(81,363)
Cash and cash equivalents at beginning of period	426,742	—	—	203,789	(6,513)	624,018
Cash and cash equivalents at end of period	$325,696	$—	$—	$249,448	$(32,489)	$542,655

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2010
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(87,523)	$(25,676)	$(87,351)	$(16,667)	$140,800	$(76,417)
Reconciling items:
Impairment charges	—	—	9,351	2,142	—	11,493
Depreciation and amortization	—	—	193,973	219,615	—	413,588
Deferred taxes	—	—	(15,158)	796	—	(14,362)
Provision for doubtful accounts	—	—	2,284	6,584	—	8,868
Share-based compensation	—	—	9,591	2,746	—	12,337
Loss on sale of operating assets	—	—	13,244	10,509	—	23,753
Loss on marketable securities	—	—	—	6,490	—	6,490
Other reconciling items – net	87,351	30,453	30,522	17,982	(140,800)	25,508
Changes in operating assets and liabilities:
Increase in accounts receivable	—	—	(23,460)	(23,653)	—	(47,113)
Decrease (increase) in Federal income taxes receivable	774	(1,502)	50,136	1,550	—	50,958
Increase in accrued expenses	—	—	34,146	11,457	—	45,603
Increase (decrease) in accounts payable and other liabilities	—	(117)	12,370	(15,633)	8,500	5,120
Increase (decrease) in deferred income	—	—	232	(7,277)	—	(7,045)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	815	(267)	10,652	55,236	—	66,436
Net cash provided by operating activities	1,417	2,891	240,532	271,877	8,500	525,217
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(90,702)	(104,571)	—	(195,273)
Proceeds from disposal of assets	—	—	6,501	1,252	—	7,753
Purchases of other operating assets	—	—	(1,765)	(76)	—	(1,841)
Purchases of businesses	—	—	—	—	—	—
Equity contributions to subsidiaries	—	—	(331)	—	331	—
Decrease (increase) in intercompany notes receivable – net	—	109,045	—	404	(109,449)	—
Dividends from subsidiaries	—	—	107	—	(107)	—
Change in other – net	—	—	(1,797)	(7,547)	—	(9,344)
Net cash provided by (used for) investing activities	—	109,045	(87,987)	(110,538)	(109,225)	(198,705)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	4,670	—	4,670
Payments on credit facilities	—	—	(78)	(47,017)	—	(47,095)
Proceeds from long-term debt	—	—	—	6,844	—	6,844
Payments on long-term debt	—	—	—	(13,212)	—	(13,212)
Net transfers to Clear Channel Communications	(260,470)	—	—	—	—	(260,470)
Intercompany funding	238,892	(111,936)	(152,193)	25,237	—	—
Increase (decrease) in intercompany notes payable –net	(130)	—	(274)	(109,045)	109,449	—
Deferred finance charges	—	—	—	—	—	—
Dividends declared and paid	—	—	—	(107)	107	—
Equity contributions from parent	—	—	—	331	(331)	—
Purchases of noncontrolling interests	—	—	—	—	—	—
Change in other – net	915	—	—	(6,115)	—	(5,200)
Net cash provided by (used for) financing activities	(20,793)	(111,936)	(152,545)	(138,414)	109,225	(314,463)
Effect of exchange rate changes on cash	—	—	—	2,533	—	2,533
Net increase (decrease) in cash and cash equivalents	(19,376)	—	—	25,458	8,500	14,582
Cash and cash equivalents at beginning of period	446,118	—	—	178,331	(15,013)	609,436
Cash and cash equivalents at end of period	$426,742	$—	$—	$203,789	$(6,513)	$624,018

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2009
	Parent	Subsidiary	Guarantor	Non-Guarantor
	Company	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(868,189)	$(234,273)	$(863,940)	$(290,399)	$1,384,266	$(872,535)
Reconciling items:
Impairment charges	—	—	696,500	194,237	—	890,737
Depreciation and amortization	—	—	195,439	244,208	—	439,647
Deferred taxes	224	—	(99,644)	(32,921)	—	(132,341)
Provision for doubtful accounts	—	—	2,605	14,975	—	17,580
Share-based compensation	—	—	9,692	2,412	—	12,104
(Gain) loss on sale of operating assets	—	—	11,807	(3,576)	—	8,231
Loss on marketable securities	—	—	—	11,315	—	11,315
Other reconciling items – net	863,766	232,741	289,432	35,426	(1,384,266)	37,099
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	—	—	(87)	68,089	—	68,002
Decrease (increase) in Federal income taxes receivable	—	—	—	—	—	—
Increase (decrease) in accrued expenses	—	—	(6,761)	15,425	—	8,664
Increase (decrease) in accounts payable and other liabilities	—	225	40,161	(22,280)	(15,013)	3,093
Decrease in deferred income	—	—	(1,641)	(346)	—	(1,987)
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(1,977)	992	(30,405)	(16,955)	—	(48,345)
Net cash provided by (used for) operating activities	(6,176)	(315)	243,158	219,610	(15,013)	441,264
Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(79,523)	(96,430)	—	(175,953)
Proceeds from disposal of assets	—	—	6,682	11,462	—	18,144
Purchases of other operating assets	—	—	(5,032)	99	—	(4,933)
Purchases of businesses	—	—	—	—	—	—
Equity contributions to subsidiaries	(500,000)	—	(58)	—	500,058	—
Decrease (increase) in intercompany notes receivable – net	—	(2,500,000)	—	4,663	2,495,337	—
Dividends from subsidiaries	—	—	17,028	—	(17,028)	—
Change in other – net	2,132	—	(3,282)	1,028	—	(122)
Net cash provided by (used for) investing activities	(497,868)	(2,500,000)	(64,185)	(79,178)	2,978,367	(162,864)
Cash flows from financing activities:
Draws on credit facilities	—	—	—	7,125	—	7,125
Payments on credit facilities	—	—	(1,052)	(2,312)	—	(3,364)
Proceeds from long-term debt	—	2,500,000	—	—	—	2,500,000
Payments on long-term debt	—	—	(2,500,000)	(5,913)	—	(2,505,913)
Net transfers to Clear Channel Communications	319,401	—		—	—	319,401
Intercompany funding	638,011	315	(605,268)	(33,058)	—	—
Increase (decrease) in intercompany notes payable – net	(7,140)	—	2,502,477	—	(2,495,337)	—
Deferred finance charges	—	—	(60,330)	—	—	(60,330)
Dividends declared and paid	—	—	—	(17,028)	17,028	—
Equity contributions from parent	—	—	500,000	58	(500,058)	—
Purchases of noncontrolling interests	—	—	—	(25,153)	—	(25,153)
Change in other – net	(110)	—	—	—	—	(110)
Net cash provided by (used for) financing activities	950,162	2,500,315	(164,173)	(76,281)	(2,978,367)	231,656
Effect of exchange rate changes on cash	—	—	—	4,568	—	4,568
Net increase (decrease) in cash and cash equivalents	446,118	—	14,800	68,719	(15,013)	514,624
Cash and cash equivalents at beginning of period	—	—	(14,800)	109,612	—	94,812
Cash and cash equivalents at end of period	$446,118	$—	$—	$178,331	$(15,013)	$609,436

40